Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112 Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow Jones, Investor Relations Service

April 18, 2006 3:00 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES CORPORATION NET INCOME UP 15.7% FROM THE FIRST QUARTER LAST YEAR

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares Corporation (the “Company”) (NASDAQ: UBSH - News) reports net income for the three months ended March 31, 2006 of $6.3 million, up 15.7% from $5.5 million the same quarter in 2005. Earnings per share, on a diluted basis increased $.09 or 14.5% to $.71 from $.62 over the same time period a year ago. Return on average equity for the quarter ended March 31, 2006 was 14.05%, while return on average assets for the same period was 1.41%, compared to 13.36% and 1.32%, respectively, from the prior year’s same quarter. First quarter 2006 net income includes non-recurring gains from the sale of real estate of approximately $564 thousand, net of income taxes. Excluding the aforementioned gains, net income was approximately $5.7 million and represents an increase of approximately 5.3% from the prior year’s same quarter.

On a linked quarter basis (current quarter to most recent quarter) net income increased 7.4% or $434 thousand to $6.3 million for the quarter ended March 31, 2006. This represents an increase in earnings per share, on a diluted basis of 7.6% or $.05 over the prior quarter. Excluding the aforementioned gains, linked quarter performance was relatively flat with a 2.2% decline in net income.

As a supplement to U.S. generally accepted accounting principles (“GAAP”), the Company also uses certain alternate financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended March 31, 2006 were $.73 as compared to $.64 in the prior year’s quarter and $.68 for the quarter ended December 31, 2005. Additionally, cash basis return on average tangible equity for the quarter ended March 31, 2006 was 18.52% as compared to 18.34% in the prior year’s first quarter and 17.61% for the quarter ended December 31, 2005.

“It is a pleasure to report first quarter earnings results of $.71 per share, which represents a 14.5% increase over the prior year,” said G. William Beale, Union Bankshares Corporation’s President and Chief Executive Officer. “We continue to experience steady growth in our markets and improved financial performance. The anticipated end of the current Federal Funds interest rate tightening cycle appears likely to result in a flat or inverted yield curve and will provide challenges to us in maintaining our net interest margin. We continue to expand our footprint in strong and growing markets with a committed team and strong product offering.”

SEGMENT INFORMATION

For the three months ended March 31, 2006, net income for the community banking segment increased 16.9% or $902 thousand to $6.2 million from the same period last year. This increase was mainly driven by a margin expansion increase of $1.9 million or 11.8%. Offsetting this increase was an increase in the provision for loan losses of $206 thousand mainly attributable to loan growth. Noninterest income increased $1.4 million, or 51.3%, and included pretax gains on the sale of real estate of $872 thousand. Excluding these gains, noninterest income increased approximately $569 thousand or 20.2%, largely attributable to other service charges and deposit service charges. Noninterest expense increased $2.0 million or 18.5% mainly due to increases in salaries and benefits and other costs related to the infrastructure required to establish and maintain the Company’s expanding footprint.

On a linked quarter basis, community bank segment net income increased $380 thousand or 6.5% for the period ended March 31, 2006. Adjusting for the aforementioned gain, net income decreased approximately $184 thousand or 3.1% from the fourth quarter of 2005. The decline was primarily attributable to flat net interest income and increased provision for loan losses.

For the three months ended March 31, 2006, net income for the mortgage segment declined 43.1% or $47 thousand to $62 thousand from the same period last year. While loan profitability improved due to increased consumer demand for government loans and other more profitable loan products, loan originations remained consistent with just a .5% increase compared to the March 31, 2005 period. Net interest income fell 56.0% or $130 thousand over the same period due to increasingly narrow interest margins.

On a linked quarter basis, mortgage segment net income increased $54 thousand, or 675%. Loan originations were relatively flat and experienced a modest 1% increase. Net interest income fell 25.5% due to tightening margins despite loan profitability having increased by 12 basis points as a result of more government loans and other more profitable loan products.

NET INTEREST INCOME

The net interest margin, on a tax-equivalent basis, increased to 4.54% in the first quarter of 2006 from 4.41% in the first quarter of 2005. This 13 basis point increase was reflective of strong loan volume and repricing in response to Federal Funds interest rate increases. Average interest-earning assets for the period ended March 31, 2006 increased approximately $121 million, or 7.9%, over the same period a year ago. This growth was driven primarily within the commercial real estate and construction loan portfolios. Yields on interest-earning assets increased to 7.03% and represented a 74 basis point increase over the prior year’s same quarter. Average interest-bearing liabilities for the period ended March 31, 2006 increased approximately $112 million, or 8.9%, over the same period a year ago. This growth was driven primarily within certificates of deposit greater than $100 thousand. Cost of interest-bearing liabilities increased to 3.00% and represented a 72 basis point increase over the prior year’s same quarter. Contributing to the increase in net interest margin was the benefit derived from investing noninterest-bearing liabilities. These noninterest-bearing balances consisted of demand deposits that grew $16.6 million, or 7.4%, over the prior year’s same quarter.

On a linked quarter basis, the tax-equivalent net interest margin increased to 4.54%, or 7 basis points, from 4.47% for the period ended December 31, 2005. Net interest income remained relatively flat, declining $38 thousand to $18.6 million for the quarter ended March 31, 2006. Attributing to this minimal decline and margin tightening was a shift of funds from lower cost interest-bearing liabilities (NOW, money market, savings accounts, etc) to higher cost interest-bearing liabilities (certificates of deposit greater than $100 thousand) during a rising interest rate environment.

Management continues to monitor interest rate risk in light of the anticipated end of the current Federal Funds tightening cycle. Management anticipates continued pressure on the net interest margin as the interest rate yield curve continues to flatten or invert in the near-term.

ASSET QUALITY

The Company’s asset quality remains good. The provision for loan losses increased $206 thousand from $332 thousand at March 31, 2005 to $538 thousand at March 31, 2006. This increase is largely attributable to $113 million in loan growth. On a linked quarter basis, the provision for loan losses increased $263 thousand. This increase is due primarily to volume increases as well as an increase in loans management has identified through its risk rating system as having potential weaknesses. These loans typically require a higher reserve based on management’s estimate of losses inherent in the loan portfolio.

Management maintains a list of loans that have potential weaknesses which may need special attention. This list is used to monitor such loans and is used in the determination of the adequacy of the Company’s allowance for loan losses. At March 31, 2006, nonperforming assets totaled $11.6 million, including a single credit relationship totaling $10.8 million in loans. The loans to this relationship are secured by real estate (two assisted living facilities and other real estate). Based on the information currently available, management has allocated $1.3 million in specific reserves to this relationship. The Company entered into a workout agreement with the borrower in March 2004. Under the terms of the agreement, the Company extended further credit secured by additional property with significant equity. The Company continues to have constructive dialogue with the borrower towards resolution of the affiliated loans; however, bankruptcy filings in 2005 by some affiliates of the borrower delayed the accomplishment of targeted actions. The Company continues to anticipate that this workout will ultimately result in a reduction of the Company’s overall exposure to the borrower. During the first quarter of 2006 a comprehensive Loan Modification Agreement was signed and the Company’s collateral position improved after achieving cross collateralization on two additional parcels of real estate. The Company remains cautiously optimistic, but has not yet reduced allocated reserves due to uncertainty about the borrower’s ability to meet agreed upon progress targets throughout 2006. As such targets are met and uncertainty reduced, it is anticipated that reserve levels will be reduced accordingly.

Net charge-offs were $23 thousand for the quarter compared to net charge-offs of $145 thousand in the same quarter last year. Net charge-offs were $81 thousand for the quarter ended December 31, 2005.

NONINTEREST INCOME

Noninterest income for the three months ended March 31, 2006 increased 30.4% or $1.6 million to $7.0 million compared to last year’s same period. This increase includes pretax gains on the sale of real estate of $872 thousand realized in the first quarter of 2006. The sale included two parcels, one at the Company’s largest subsidiary, Union Bank and Trust Company and the other at Rappahannock National Bank. Notwithstanding the aforementioned gains, noninterest income for the period increased approximately $756 thousand, or 14.1%, and is principally attributable to increases in other service charges and deposit account charges of $373 thousand, mortgage segment gains on loan sales of $206 thousand, and bank owned life insurance (“BOLI”) income of $117 thousand.

On a linked quarter basis, noninterest income increased 19.1%, or $1.1 million, to $7.0 million from $5.9 million for the period ended December 31, 2005. Notwithstanding the aforementioned gains, noninterest income increased approximately $245 thousand, or 4.2%, and is principally attributable to BOLI income of $119 thousand, mortgage segment gains on loans sales of $77 thousand and other service charges and deposit account charges of $29 thousand.

NONINTEREST EXPENSE

Noninterest expense for the three months ended March 31, 2006 increased 16.0%, or $2.2 million, to $15.6 million compared to last year’s same period. This increase was driven primarily by increases in salaries and benefits of $1.2 million, other operating expenses of $672 thousand, furniture and equipment expenses of $175 thousand and occupancy expenses of $96 thousand. Increases in salaries and benefits are attributable to new hires and replacement staff at higher market wages, as well as normal compensation adjustments. Other contributing factors relate to profit sharing expenses and employee relocation costs. The increase in other operating expenses relates to the operation of additional branches and the infrastructure needed to support the Company’s growth and existing footprint. These increases are communication costs (telephone, software, data lines) of $259 thousand, professional fees of $111 thousand and marketing expenses of $107 thousand. Furniture and equipment expenses increased $175 thousand or 19.4% while occupancy expenses increased $96 thousand or 9.6%. These increases are principally related to facilities costs associated with the Company’s continued expansion.

On a linked quarter basis, noninterest expense increased by $125 thousand, to $15.6 million from $15.5 million for the period ended December 31, 2005. Increases in salaries and benefits of $412 thousand, or 4.8% are primarily attributable to new hires and replacement staff at higher market wages as well as compensation adjustments. Operating expenses increased $100 thousand, or 10% principally driven by increases in communication costs (telephone, software, data lines). Decreases in other expenses of $166 thousand, marketing expenses of $165 thousand and franchise taxes of $79 thousand combined to offset the above increases in noninterest expense.

BALANCE SHEET

For the three months ended March 31, 2006, total assets were approximately $1.9 billion compared to $1.8 billion and $1.7 billion as of December 31, 2005 and March 31, 2005, respectively. Loans increased $48.7 million, or 3.6%, and $113 million, or 8.7%, from December 31, 2005 and March 31, 2005, respectively. Loan growth was concentrated in the commercial real estate and construction portfolios. Total cash and cash equivalents increased $33.3 million or 81.5% from March 31, 2005. A primary driver of this increase was a result of the Company’s issuance on March 30, 2006 of a Trust Preferred Capital Note totaling $37.1 million to fund the acquisition of Prosperity Bank & Trust Company (“Prosperity”). The proceeds of this Trust Preferred Capital Note issue have been applied to/invested in overnight funds, pending the disbursement of those funds to the shareholders of Prosperity in April 2006. Deposits grew $28.2 million, or 1.9%, and $141 million, or 10.5% from December 31, 2005 and March 31, 2005, respectively. This growth was principally attributed to certificates of deposit greater than $100 thousand. Total borrowings also increased by $29.5 million to $203.1 million in connection with the issuance of the aforementioned Trust Preferred Capital Note which bears interest at Libor plus 140 basis points. The Company’s equity to assets ratio has remained steady at 9.8% for March 31, 2006, December 31, 2005 and March 31, 2005 quarter ends.

INFORMATIONAL

During the first quarter of 2006, the Company changed the names of Bank of Williamsburg to Bay Community Bank and Mortgage Capital Investors, Inc. to Union Mortgage Group, Inc. While the employees, management teams and excellent service remain the same, the name changes will more accurately reflect the affiliation with the Company and no longer geographically restrict Bay Community Bank to the Williamsburg region, thereby allowing for potential expansion. This has been demonstrated by opening a Bay Community Bank branch located in Grafton, Virginia on March 6, 2006.

On April 3, 2006, the Company announced it completed the acquisition of Prosperity Bank & Trust Company, effective April 1, 2006, in a transaction valued at approximately $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, Virginia, located in affluent Fairfax County, a suburb of Washington, D.C. Prosperity will operate as an independent bank subsidiary of Union Bankshares Corporation. Upon completion of the transaction, Union Bankshares will have total assets of approximately $2.0 billion.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust Company (32 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Fredericksburg and Charlottesville), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bay Community Bank (formerly Bank of Williamsburg) ( 4 locations in Williamsburg, Newport News and Grafton). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Union Mortgage Group, Inc. provides a full line of mortgage products. Bank Community Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at www.ubsh.com. The shares of the Company are traded on the NASDAQ National Market under the symbol “UBSH”.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate” or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and savings habits. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.

Union Bankshares Corporation

For Quarter Ended March 31, 2006

(in thousands, except per share data)

	Three Months Ended
	03/31/06	03/31/05	12/31/05
Results of Operations
Interest and dividend income	$28,290	$23,432	$27,560
Interest expense	10,242	7,142	9,443

Net interest income	18,048	16,290	18,117
Provision for loan losses	538	332	275

Net interest income after provision for loan losses	17,510	15,958	17,842
Noninterest income	6,975	5,347	5,858
Noninterest expenses	15,620	13,470	15,495

Income before income taxes	8,865	7,835	8,205
Income tax expense	2,557	2,382	2,331

Net income	$6,308	$5,453	$5,874

Interest earned on loans fully tax equivalent (FTE)	$25,167	$20,531	$24,304
Interest earned on securities (FTE)	3,624	3,349	3,493
Interest earned on earning assets (FTE)	28,861	23,913	28,099
Net interest income (FTE)	18,618	16,771	18,656
Interest expense on certificates of deposit	6,762	4,457	6,193
Interest expense on interest-bearing deposits (FTE)	8,214	5,460	7,621
Core deposit intangible amortization	305	305	304

Net income - community bank segment	$6,246	$5,344	$5,866
Net income - mortgage segment	62	109	8

Key Performance Ratios
Return on average assets (ROA)	1.41%	1.32%	1.29%
Return on average equity (ROE)	14.05%	13.36%	13.18%
Efficiency ratio	62.42%	62.25%	64.63%
Efficiency ratio - community bank segment	58.11%	57.68%	60.09%
Net interest margin (FTE)	4.54%	4.41%	4.47%
Earning assets (FTE)	7.03%	6.29%	6.73%
Interest-bearing liabilities (FTE)	3.00%	2.28%	2.78%
Noninterest income less noninterest expense / average assets	1.93%	1.97%	2.12%

Per Share Data
Earnings per share, basic	$0.72	$0.62	$0.67
Earnings per share, diluted	0.71	0.62	0.66
Cash basis earnings per share, diluted	0.73	0.64	0.68
Cash dividends paid	0.22	—	0.40
Market value per share	45.71	32.02	43.10
Book value per share	20.84	18.99	20.39
Tangible book value per share	16.36	14.34	15.86
Price to earnings ratio, diluted	$15.87	$12.95	$15.34
Price to book value ratio	$2.19	$1.69	$2.11
Weighted average shares outstanding, basic	8,797,285	8,747,232	8,781,945
Weighted average shares outstanding, diluted	8,892,077	8,817,183	8,883,995
Shares outstanding at end of period	8,819,857	8,753,004	8,797,325

Financial Condition
Assets	$1,885,682	$1,699,917	$1,824,958
Loans, net of unearned income	1,410,945	1,297,954	1,362,254
Earning Assets	1,709,974	1,565,500	1,658,146
Goodwill	31,297	31,297	31,297
Core deposit intangibles, net	8,199	9,417	8,504
Deposits	1,484,760	1,343,981	1,456,515
Stockholders’ equity	183,765	166,190	179,358
Tangible equity	144,269	125,476	139,557

	Three Months Ended
	03/31/06	03/31/05	12/31/05
Averages
Assets	$1,819,585	$1,672,835	$1,802,400
Loans, net of unearned income	1,389,579	1,275,242	1,354,787
Loans held for sale	23,752	31,671	33,760
Securities	245,358	229,538	236,984
Earning assets	1,663,915	1,542,691	1,656,411
Deposits	1,448,933	1,312,111	1,441,394
Certificates of deposit	716,555	582,441	676,138
Interest-bearing deposits	1,207,984	1,087,776	1,181,812
Borrowings	175,118	182,864	164,987
Interest-bearing liabilities	1,383,102	1,270,640	1,346,799
Stockholders’ equity	182,110	165,550	176,789
Tangible equity	142,460	124,966	136,834

Asset Quality
Allowance for Loan Losses
Beginning balance of allowance for loan losses	$17,116	$16,384	$16,922
Add: Allowance from acquired banks	—	—	—
Add: Recoveries	90	120	81
Less: Charge-offs	113	265	162
Add: Provision for loan losses	538	332	275

Ending balance of allowance for loan losses	$17,631	$16,571	$17,116

Allowance for loan losses / total outstanding loans	1.25%	1.28%	1.26%
Nonperforming Assets
Nonaccrual loans	$11,617	$10,912	$11,255
Other real estate and foreclosed properties	—	14	—

Total nonperforming assets	11,617	10,926	11,255
Loans > 90 days and still accruing	371	547	150

Total nonperforming assets and loans > 90 days and still accruing	$11,988	$11,473	$11,405

Nonperforming assets / total outstanding loans	0.82%	0.84%	0.83%
Nonperforming assets / allowance for loan losses	65.89%	65.93%	65.76%

Other Data
Mortgage loan originations	$116,105	$115,530	$114,997
% of originations that are refinances	37.07%	30.55%	37.65%
End of period full-time employees	575	565	589
Number of full-service branches	46	44	45
Number of community banks (subsidiaries)	4	4	4
Number of full automatic transaction machines (ATM’s)	128	111	128

Alternative Performance Measures (1)
Net income	$6,308	$5,453	$5,874
Plus: Core deposit intangible amortization, net of tax	198	198	198

Cash basis operating earnings	$6,506	$5,651	$6,072

Average assets	$1,819,585	$1,672,835	$1,802,401
Less: Average goodwill	31,297	31,012	31,297
Less: Average core deposit intangibles	8,353	9,572	8,658

Average tangible assets	$1,779,935	$1,632,251	$1,762,446

Average equity	$182,110	$165,550	$176,789
Less: Average goodwill	31,297	31,012	31,297
Less: Average core deposit intangibles	8,353	9,572	8,658

Average tangible equity	$142,460	$124,966	$136,834

Cash basis earnings per share, diluted	$0.73	$0.64	$0.68
Cash basis return on average tangible assets	1.48%	1.40%	1.37%
Cash basis return on average tangible equity	18.52%	18.34%	17.61%

(1)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments

stemming	from the consolidation of our organization, they allow investors to see clearly the combined economic
results	of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison
with	non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
ASSETS
Cash and cash equivalents:
Cash and due from banks	$49,666	$47,731	$33,498
Interest-bearing deposits in other banks	1,065	578	4,617
Money market investments	155	94	118
Other interest-bearing deposits	2,598	2,598	2,598
Federal funds sold	20,699	18,537	31

Total cash and cash equivalents	74,183	69,538	40,862

Securities available for sale, at fair value	246,523	246,017	222,799

Loans held for sale	27,989	28,068	37,383

Loans, net of unearned income	1,410,945	1,362,254	1,297,954
Less allowance for loan losses	17,631	17,116	16,571

Net loans	1,393,314	1,345,138	1,281,383

Bank premises and equipment, net	49,219	45,332	42,142
Other real estate owned	—	—	14
Core deposit intangibles, net	8,199	8,504	9,417
Goodwill	31,297	31,297	31,297
Other assets	54,958	51,064	34,620

Total assets	$1,885,682	$1,824,958	$1,699,917

LIABILITIES
Noninterest-bearing demand deposits	$261,173	$258,085	$242,216
Interest-bearing deposits:
NOW accounts	196,451	197,888	200,246
Money market accounts	182,433	178,346	188,678
Savings accounts	113,847	117,046	120,615
Time deposits of $100,000 and over	352,237	333,709	232,274
Other time deposits	378,619	371,441	359,952

Total interest-bearing deposits	1,223,587	1,198,430	1,101,765

Total deposits	1,484,760	1,456,515	1,343,981

Securities sold under agreements to repurchase	53,168	60,828	45,849
Other short-term borrowings	42,600	42,600	14,074
Trust preferred capital notes	60,310	23,196	23,196
Long-term borrowings	47,000	47,000	90,081
Other liabilities	14,079	15,461	16,546

Total liabilities	1,701,917	1,645,600	1,533,727

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock, $2 par value, shares authorized 24,000,000; issued and outstanding, 8,819,857 shares at March 31, 2006, 8,797,325 shares at December 31, 2005, and 8,753,004 shares at March 31, 2005	17,640	17,595	17,506
Surplus	35,935	35,426	33,812
Retained earnings	128,901	124,531	111,911
Accumulated other comprehensive income	1,289	1,806	2,961

Total stockholders’ equity	183,765	179,358	166,190

Total liabilities and stockholders’ equity	$1,885,682	$1,824,958	$1,699,917

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Interest and dividend income:
Interest and fees on loans	$25,104	$20,550
Interest on Federal funds sold	33	2
Interest on deposits in other banks	7	16
Interest on money market investments	2	—
Interest on other interest-bearing deposits	28	16
Interest and dividends on securities:
Taxable	2,174	1,918
Nontaxable	942	930

Total interest and dividend income	28,290	23,432

Interest expense:
Interest on deposits	8,214	5,459
Interest on Federal funds purchased	82	63
Interest on short-term borrowings	829	218
Interest on long-term borrowings	1,117	1,402

Total interest expense	10,242	7,142

Net interest income	18,048	16,290
Provision for loan losses	538	332

Net interest income after provision for loan losses	17,510	15,958

Noninterest income:
Service charges on deposit accounts	1,615	1,498
Other service charges, commissions and fees	1,267	1,011
Gains on securities transactions, net	2	—
Gains on sales of loans	2,791	2,585
Gains on sales of other real estate owned and bank premises, net	867	(5)
Other operating income	433	258

Total noninterest income	6,975	5,347

Noninterest expenses:
Salaries and benefits	9,029	7,822
Occupancy expenses	1,094	998
Furniture and equipment expenses	1,077	902
Other operating expenses	4,420	3,748

Total noninterest expenses	15,620	13,470

Income before income taxes	8,865	7,835
Income tax expense	2,557	2,382

Net income	$6,308	$5,453

Earnings per share, basic	$0.72	$0.62

Earnings per share, diluted	$0.71	$0.62

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For Three Months Ended March 31,
	2006			2005			2004 (3)
	Average Balance	Interest Income / Expense	Yield / Rate (4) (5)	Average Balance	Interest Income / Expense	Yield / Rate (4) (5)	Average Balance	Interest Income / Expense	Yield / Rate (4) (5)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$167,463	$2,174	5.27%	$155,088	$1,918	5.02%	$158,759	$1,857	4.70%
Tax-exempt (1)	77,895	1,450	7.55%	74,450	1,431	7.80%	79,879	1,523	7.67%

Total securities	245,358	3,624	5.99%	229,538	3,349	5.92%	238,638	3,380	5.70%
Loans, net (1) (2)	1,389,579	24,750	7.22%	1,275,242	20,076	6.38%	892,836	13,711	6.18%
Loans held for sale	23,752	417	7.12%	31,671	472	6.04%	22,692	332	5.88%
Federal funds sold	1,877	33	7.10%	1,066	2	0.76%	19,067	46	0.97%
Money market investments	90	2	9.73%	72	—	1.89%	199	—	0.20%
Interest-bearing deposits in other banks	661	7	4.17%	2,504	16	2.52%	1,914	4	0.84%
Other interest-bearing deposits	2,598	28	4.39%	2,598	16	2.42%	—	—	0.00%

Total earning assets	1,663,915	28,861	7.03%	1,542,691	23,931	6.29%	1,175,346	17,473	5.98%

Allowance for loan losses	(17,328)			(16,499)			(11,687)
Total non-earning assets	172,998			146,643			83,450

Total assets	$1,819,585			$1,672,835			$1,247,109

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$195,190	181	0.38%	$194,605	147	0.31%	$147,757	105	0.29%
Money market savings	180,637	1,010	2.27%	191,780	637	1.35%	108,467	222	0.82%
Regular savings	115,602	261	0.91%	118,950	219	0.75%	95,591	145	0.61%
Certificates of deposit:
$100,000 and over	340,906	3,463	4.12%	221,724	1,834	3.35%	178,516	1,581	3.56%
Under $100,000	375,649	3,299	3.56%	360,717	2,622	2.95%	329,216	2,675	3.27%

Total interest-bearing deposits	1,207,984	8,214	2.76%	1,087,776	5,459	2.04%	859,547	4,728	2.21%
Other borrowings	175,118	2,029	4.70%	182,864	1,683	3.73%	108,187	1,046	3.89%

Total interest-bearing liabilities	1,383,102	10,243	3.00%	1,270,640	7,142	2.28%	967,734	5,774	2.40%

Noninterest bearing liabilities:
Demand deposits	240,949			224,335			149,629
Other liabilities	13,424			12,310			8,296

Total liabilities	1,637,475			1,507,285			1,125,659
Stockholders’ equity	182,110			165,550			121,450

Total liabilities and stockholders’ equity	$1,819,585			$1,672,835			$1,247,109

Net interest income		$18,618			$16,789			$11,699

Interest rate spread			4.03%			4.01%			3.58%
Interest expense as a percent of average earning assets			2.50%			1.88%			1.98%
Net interest margin			4.54%			4.41%			4.00%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(2)	Foregone interest on previously charged off credit of $38 thousand and $101 thousand has been excluded for 2006 and 2005, respectively.
(3)	Includes Guaranty from acquisition date of May 1, 2004.
(4)	Rates and yields are calculated from the actual amounts in U.S. dollars, not rounded amounts in the thousands, which appear above.
(5)	Rates and yields are annualized.